Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-282565
(To Prospectus dated November 8, 2024,
Prospectus Supplement dated November 8, 2024
and Product Supplement EQUITY INDICES MITTS-1 dated February 4, 2025)

859,204 Units $10 principal amount per unit CUSIP No. 06418U460	Pricing Date Settlement Date Maturity Date	March 6, 2025 March 13, 2025 March 29, 2030

Market Index Target-Term Securities® Linked to a Domestic Equity Index Basket

￭Maturity of approximately five years

￭100.00% participation in increases in the Basket, subject to a capped return of 52.00%

￭If the Basket is flat or decreases, 1-to-1 downside exposure to decreases in the Basket, with up to 10.00% of your principal at risk

￭The Basket is comprised of the S&P 500® Index and the Dow Jones Industrial Average®. Each of the S&P 500® Index and the Dow Jones Industrial Average® was given an initial weight of 50.00%

￭All payments occur at maturity and are subject to the credit risk of The Bank of Nova Scotia

￭No periodic interest payments

￭In addition to the underwriting discount set forth below, the notes include a hedging-related charge of $0.05 per unit. See “Structuring the Notes”

￭Limited secondary market liquidity, with no exchange listing

￭The notes are unsecured debt securities and are not savings accounts or insured deposits of a bank. The notes are not insured or guaranteed by the Canada Deposit Insurance Corporation (the “CDIC”), the U.S. Federal Deposit Insurance Corporation (the “FDIC”), or any other governmental agency of Canada, the United States or any other jurisdiction

The notes are being issued by The Bank of Nova Scotia (“BNS”). There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” beginning on page TS-6 of this term sheet and beginning on page PS-6 of product supplement EQUITY INDICES MITTS-1.

The initial estimated value of the notes as of the pricing date is $9.33 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-6 of this term sheet and “Structuring the Notes” on page TS-18 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

_________________________

None of the U.S. Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

_________________________

	Per Unit	Total
Public offering price	$ 10.00	$8,592,040.00
Underwriting discount	$ 0.25	$214,801.00
Proceeds, before expenses, to BNS	$ 9.75	$8,377,239.00

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

BofA Securities

March 6, 2025

Market Index Target-Term Securities® Linked to a Domestic Equity Index Basket, due March 29, 2030

Summary

The Market Index Target-Term Securities® Linked to a Domestic Equity Index Basket, due March 29, 2030 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the CDIC or the FDIC, and are not, either directly or indirectly, an obligation of any third party. The notes are not bail-inable debt securities (as defined in the prospectus). The notes will rank equally with all of our other unsecured senior debt. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of BNS. The notes provide you with 100.00% participation in increases in the Market Measure, which is the domestic equity index basket described below (the “Basket”), subject to a cap. If the Basket decreases, you will lose up to 10% of the principal amount of your notes. Any payments on the notes will be calculated based on the $10 principal amount per unit and will depend on the performance of the Basket, subject to our credit risk. See “Terms of the Notes” below.

The Basket is comprised of the S&P 500® Index and the Dow Jones Industrial Average® (each a “Basket Component”). On the pricing date, each of the S&P 500® Index and the Dow Jones Industrial Average® was given an initial weight of 50.00%.

The economic terms of the notes (including the Capped Value) are based on our internal funding rate, which is the rate we would pay to borrow funds through the issuance of market-linked notes, and the economic terms of certain related hedging arrangements. Our internal funding rate is typically lower than the rate we would pay when we issue conventional fixed rate debt securities. This difference in funding rate, as well as the underwriting discount and the hedging related charge described below, reduced the economic terms of the notes to you and the initial estimated value of the notes on the pricing date. Due to these factors, the public offering price you pay to purchase the notes is greater than the initial estimated value of the notes.

On the cover page of this term sheet, we have provided the initial estimated value for the notes. The initial estimated value was determined by reference to our internal pricing models, which take into consideration certain factors, such as our internal funding rate on the pricing date and our assumptions about market parameters. For more information about the initial estimated value and the structuring of the notes, see “Structuring the Notes” on page TS-18.

Terms of the Notes		Redemption Amount Determination
Issuer:	The Bank of Nova Scotia (“BNS”)

On the maturity date, you will receive a cash payment per unit determined as follows:

You will receive the greater of (a) the Minimum Redemption Amount per unit of $9.00 and (b)

(The Redemption Amount will not be less than the Minimum Redemption Amount per unit.)

Principal Amount:	$10.00 per unit
Term:	Approximately five years
Market Measure:

A domestic equity index basket comprised of the S&P 500® Index (Bloomberg symbol: “SPX”) and the Dow Jones Industrial Average® (Bloomberg symbol: “INDU”). Each Basket Component is a price return index.

Starting Value:	100.00
Ending Value:

The average of the closing levels of the Market Measure on each calculation day occurring during the Maturity Valuation Period. The scheduled calculation days are subject to postponement in the event of Market Disruption Events, as described beginning on page PS-19 of product supplement EQUITY INDICES MITTS-1.

Minimum Redemption Amount:	$9.00 per unit. If you sell your notes before the maturity date, you may receive less than the Minimum Redemption Amount per unit.
Participation Rate:	100.00%
Capped Value:	$15.20 per unit, which represents a return of 52.00% over the principal amount.
Maturity Valuation Period:	March 20, 2030, March 21, 2030, March 22, 2030, March 25, 2030 and March 26, 2030
Fees and Charges:	The underwriting discount of $0.25 per unit listed on the cover page and the hedging related charge of $0.05 per unit described in “Structuring the Notes” on page TS-18.
Calculation Agent:	BofA Securities, Inc. (“BofAS”)

Market Index Target-Term Securities®	TS-2

Market Index Target-Term Securities® Linked to a Domestic Equity Index Basket, due March 29, 2030

The terms and risks of the notes are contained in this term sheet and in the following:

￭Product supplement EQUITY INDICES MITTS-1 dated February 4, 2025:
http://www.sec.gov/Archives/edgar/data/9631/000183988225006841/bns_424b2-02950.htm

￭Prospectus supplement dated November 8, 2024:
http://www.sec.gov/Archives/edgar/data/9631/000183988224038303/bns_424b3-21311.htm

￭Prospectus dated November 8, 2024:
http://www.sec.gov/Archives/edgar/data/9631/000119312524253771/d875135d424b3.htm

These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated above or obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) or BofAS by calling 1-800-294-1322. You should read the Note Prospectus, including this term sheet, for information about us and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement EQUITY INDICES MITTS-1. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BNS.

Investor Considerations

You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:

￭You anticipate that the value of the Basket will increase moderately from the Starting Value to the Ending Value.

￭You accept that the return on the notes will be capped.

￭You are willing to risk a partial loss of principal and return if the Basket decreases from the Starting Value to the Ending Value.

￭You are willing to forgo interest payments that are paid on conventional interest bearing debt securities.

￭You are willing to forgo dividends or other benefits of owning the stocks included in the Basket Components.

￭You are willing to accept a limited or no market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness, our internal funding rate and fees and charges on the notes.

￭You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Redemption Amount.

￭You believe that the value of the Basket will decrease from the Starting Value to the Ending Value or that it will not increase sufficiently over the term of the notes to provide you with your desired return.

￭You seek an uncapped return on your investment.

￭You seek 100% principal repayment or preservation of capital.

￭You seek a guaranteed return beyond the Minimum Redemption Amount.

￭You seek interest payments or other current income on your investment.

￭You want to receive dividends or other distributions paid on the stocks included in the Basket Components.

￭You seek an investment for which there will be a liquid secondary market.

￭You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors concerning an investment in the notes.

Market Index Target-Term Securities®	TS-3

Market Index Target-Term Securities® Linked to a Domestic Equity Index Basket, due March 29, 2030

Hypothetical Payout Profile and Examples of Payments at Maturity

Market Index Target-Term Securities

This graph reflects the returns on the notes, based on the Participation Rate of 100.00%, the Minimum Redemption Amount of $9.00 and the Capped Value of $15.20 per unit. The green line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the stocks included in the Basket Components, excluding dividends.

This graph has been prepared for purposes of illustration only.

The following table and examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Redemption Amount and total rate of return based on the Starting Value of 100.00, the Participation Rate of 100.00%, the Minimum Redemption Amount of $9.00 per unit, the Capped Value of $15.20 per unit and a range of hypothetical Ending Values. The actual amount you receive and the resulting total rate of return will depend on the actual Ending Value and whether you hold the notes to maturity. The following examples do not take into account any tax consequences from investing in the notes.

For recent hypothetical levels of the Basket, see “The Basket” section below. For recent actual levels of the Basket Components, see “The Basket Components” section below. Each Basket Component is a price return index and as such the Ending Value will not include any income generated by dividends paid on the stocks included in any of the Basket Components, which you would otherwise be entitled to receive if you invested in those stocks directly. In addition, all payments on the notes are subject to issuer credit risk.

Ending Value	Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit(1)	Total Rate of Return on the Notes
0.00	-100.00%	$9.00	-10.00%
25.00	-75.00%	$9.00	-10.00%
50.00	-50.00%	$9.00	-10.00%
75.00	-25.00%	$9.00	-10.00%
90.00	-10.00%	$9.00(1)	-10.00%
99.00	-1.00%	$9.90	-1.00%
100.00(2)	0.00%	$10.00	0.00%
110.00	10.00%	$11.00	10.00%
120.00	20.00%	$12.00	20.00%
130.00	30.00%	$13.00	30.00%
140.00	40.00%	$14.00	40.00%
152.00	52.00%	$15.20(3)	52.00%
160.00	60.00%	$15.20	52.00%
170.00	70.00%	$15.20	52.00%

(1)The Redemption Amount per unit will not be less than the Minimum Redemption Amount.

(2)The Starting Value was set to 100.00 on the pricing date.

(3)The Redemption Amount per unit cannot exceed the Capped Value.

Market Index Target-Term Securities®	TS-4

Market Index Target-Term Securities® Linked to a Domestic Equity Index Basket, due March 29, 2030

Redemption Amount Calculation Examples

Example 1
The Ending Value is 50.00, or 50.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 50.00
= $5.00 Redemption Amount per unit, however, because the Redemption Amount for the notes cannot be less than the Minimum Redemption Amount, the Redemption Amount will be $9.00 per unit

Example 2
The Ending Value is 95.00, or 95.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 95.00
= $9.50 Redemption Amount per unit.

Example 3
The Ending Value is 120.00, or 120.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 120.00
= $12.00 Redemption Amount per unit

Example 4
The Ending Value is 160.00, or 160.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 160.00
= $16.00 Redemption Amount per unit, however, because the Redemption Amount for the notes cannot exceed the Capped Value, the Redemption Amount will be $15.20 per unit

Market Index Target-Term Securities®	TS-5

Market Index Target-Term Securities® Linked to a Domestic Equity Index Basket, due March 29, 2030

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-6 of product supplement EQUITY INDICES MITTS-1, page S-2 of the prospectus supplement, and page 8 of the prospectus identified above. We also urge you to consult your investment, legal, tax, accounting, and other advisors concerning an investment in the notes.

Structure-Related Risks

￭Depending on the performance of the Basket as measured shortly before the maturity date, you may lose up to 10.00% of the principal amount.

￭Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.

￭Your investment return may be less than a comparable investment directly in the stocks included in the Basket Components.

￭Your investment return is limited to the return represented by the Capped Value and may be less than a comparable investment directly in the stocks included in the Basket Components.

Market Measure-Related Risks

￭Changes in the level of one Basket Component may be offset by changes in the level the other Basket Component.

￭An Index sponsor (as defined below) may adjust the relevant Basket Component in a way that may adversely affect its level and your interests, and has no obligation to consider your interests.

￭You will have no rights of a holder of the securities included in the Basket Components and you will not be entitled to receive securities or dividends or other distributions by the issuers of the securities included in the Basket Components.

￭While we, MLPF&S, BofAS or our respective affiliates may from time to time own securities of companies included in the Basket Components, except to the extent that the common stock of Bank of America Corporation (the parent company of MLPF&S and BofAS) is included in the S&P 500® Index, none of us, MLPF&S, BofAS and our respective affiliates control any company included in the Basket Components, and have not verified any disclosure made by any other company.

Valuation- and Market-Related Risks

￭Our initial estimated value of the notes is lower than the public offering price of the notes. Our initial estimated value of the notes is only an estimate. The public offering price of the notes exceeds our initial estimated value because it includes costs associated with selling and structuring the notes, as well as hedging our obligations under the notes with a third party, which may include BofAS or one of its affiliates. These costs include the underwriting discount and an expected hedging related charge, as further described in “Structuring the Notes” on page TS-18.

￭Our initial estimated value of the notes does not represent future values of the notes and may differ from others’ estimates. Our initial estimated value of the notes is determined by reference to our internal pricing models when the terms of the notes are set. These pricing models consider certain factors, such as our internal funding rate on the pricing date, the expected term of the notes, market conditions and other relevant factors existing at that time, and our assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the notes that are different from our initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any of our assumptions may prove to be incorrect. On future dates, the market value of the notes could change significantly based on, among other things, the performance of the Basket, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors. These factors, together with various credit, market and economic factors over the term of the notes, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways. Our initial estimated value does not represent a minimum price at which we or any agents would be willing to buy your notes in any secondary market (if any exists) at any time.

￭Our initial estimated value is not determined by reference to credit spreads or the borrowing rate we would pay for our conventional fixed-rate debt securities. The internal funding rate used in the determination of our initial estimated value of the notes generally represents a discount from the credit spreads for our conventional fixed-rate debt securities and the borrowing rate we would pay for our conventional fixed-rate debt securities. If we were to use the interest rate implied by the credit spreads for our conventional fixed-rate debt securities, or the borrowing rate we would pay for our conventional fixed-rate debt securities, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate for the notes would have an adverse effect on the economic terms of the notes, the initial estimated value of the notes on the pricing date, and the price at which you may be able to sell the notes in any secondary market.

￭A trading market is not expected to develop for the notes. None of us, MLPF&S or BofAS is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

Market Index Target-Term Securities®	TS-6

Market Index Target-Term Securities® Linked to a Domestic Equity Index Basket, due March 29, 2030

Conflict-Related Risks

￭Our business, hedging and trading activities, and those of MLPF&S, BofAS and our and their respective affiliates (including trades in shares of companies included in the Basket Components), and any hedging and trading activities we, MLPF&S, BofAS or our or their respective affiliates engage in for our clients’ accounts, may affect the market value of, and return on, the notes and may create conflicts of interest with you.

￭There may be potential conflicts of interest involving the calculation agent, which is BofAS. We have the right to appoint and remove the calculation agent.

General Credit-Related Risks

￭Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

Tax-Related Risks

￭The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “Summary of U.S. Federal Income Tax Consequences” below.

￭The conclusion that no portion of the interest paid or credited or deemed to be paid or credited on a note will be “Participating Debt Interest” subject to Canadian withholding tax is based in part on the current published administrative position of the CRA. There cannot be any assurance that CRA’s current published administrative practice will not be subject to change, including potential expansion in the current administrative interpretation of Participating Debt Interest subject to Canadian withholding tax. If, at any time, the interest paid or credited or deemed to be paid or credited on a note is subject to Canadian withholding tax, you will receive an amount that is less than the Redemption Amount. You should consult your own adviser as to the potential for such withholding and the potential for reduction or refund of part or all of such withholding, including under any bilateral Canadian tax treaty the benefits of which you may be entitled. For a discussion of the Canadian federal income tax consequences of investing in the notes, see “Summary of Canadian Federal Income Tax Consequences” below, “Canadian Taxation—Debt Securities” on page 66 of the prospectus, and “Supplemental Discussion of Canadian Federal Income Tax Consequences” on page PS-25 of product supplement EQUITY INDICES MITTS-1.

Market Index Target-Term Securities®	TS-7

Market Index Target-Term Securities® Linked to a Domestic Equity Index Basket, due March 29, 2030

The Basket

The Basket is designed to allow investors to participate in the percentage changes in the levels of the Basket Components from the Starting Value to the Ending Value of the Basket. The Basket Components are described in the section “The Basket Components” below. Each Basket Component was assigned an initial weight on the pricing date, as set forth in the table below.

For more information on the calculation of the value of the Basket, please see the section entitled “Description of MITTS—Basket Market Measures” beginning on page PS-21 of product supplement EQUITY INDICES MITTS-1.

On the pricing date, for each Basket Component, the Initial Component Weight, the closing level, the Component Ratio and the initial contribution to the Basket value were as follows:

Basket Component	Bloomberg Symbol	Initial Component Weight	Closing Level(1)	Component Ratio(2)	Initial Basket Value Contribution
S&P 500® Index	SPX	50.00%	5,738.52	0.00871305	50.00
Dow Jones Industrial Average®	INDU	50.00%	42,579.08	0.00117429	50.00
				Starting Value	100.00

(1)These were the closing levels of the Basket Components on the pricing date.

(2)Each Component Ratio equals the Initial Component Weight of the relevant Basket Component (as a percentage) multiplied by 100.00, and then divided by the closing level of that Basket Component on March 6, 2025 and rounded to eight decimal places.

The calculation agent will calculate the value of the Basket on each calculation day during the Maturity Valuation Period by summing the products of the closing level for each Basket Component on such calculation day and the Component Ratio applicable to such Basket Component. If a Market Disruption Event occurs as to any Basket Component on any scheduled calculation day, the closing level of that Basket Component will be determined as more fully described beginning on page PS-22 of product supplement EQUITY INDICES MITTS-1 in the section “Description of MITTS— Ending Value of the Basket”.

Market Index Target-Term Securities®	TS-8

Market Index Target-Term Securities® Linked to a Domestic Equity Index Basket, due March 29, 2030

While actual historical information on the Basket did not exist before the pricing date, the following graph sets forth the hypothetical historical performance of the Basket from January 1, 2015 through March 6, 2025. The graph is based upon actual daily historical levels of the Basket Components, hypothetical Component Ratios based on the closing levels of the Basket Components as of December 31, 2014, and a Basket value of 100.00 as of that date. This hypothetical historical data on the Basket is not necessarily indicative of the future performance of the Basket or what the value of the notes may be. Any hypothetical historical upward or downward trend in the value of the Basket during any period set forth below is not an indication that the value of the Basket is more or less likely to increase or decrease at any time over the term of the notes.

Hypothetical Historical Performance of the Basket

Market Index Target-Term Securities®	TS-9

Market Index Target-Term Securities® Linked to a Domestic Equity Index Basket, due March 29, 2030

The Basket Components

All disclosures contained in this term sheet regarding the Basket Components, including, without limitation, their make-up, method of calculation, and changes in their components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by S&P Dow Jones Indices LLC (the "Index sponsor”), a division of S&P Global, with respect to the S&P 500® Index (the “SPX”) and the Dow Jones Industrial Average® (the “INDU”). The Index sponsor has no obligation to continue to publish, and may discontinue or suspend the publication of any Basket Component at any time. The consequences of the Index sponsor discontinuing publication of a Basket Component are discussed in the section entitled “Description of the MITTS—Discontinuance of an Index" beginning on page PS-20 of product supplement EQUITY INDICES MITTS-1. None of us, the calculation agent, MLPF&S or BofAS accepts any responsibility for the calculation, maintenance or publication of any Basket Component or any successor index.

The S&P 500® Index

General

The SPX includes a representative sample of 500 leading companies in leading industries of the U.S. economy. The SPX is designed to provide a performance benchmark for the U.S. equity markets. The SPX is calculated based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The “Market Value” of any index stock is the product of the market price per share times the number of the then outstanding shares of such index stock. The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on such exchange. The Index sponsor chooses companies for inclusion in the SPX with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market.

Additional information (including sectors and sector weights and top constituents) is available on the Index sponsor’s website. (Sector designations are determined by the Index sponsor using criteria it has selected or developed. Different index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.)

Calculation of the SPX

The SPX is calculated using a base-weighted aggregate methodology. The SPX is a price return index. The value of the SPX on any day for which an index value is published is determined by a fraction, the numerator of which is the aggregate of the market price of each stock in the SPX multiplied by the float-adjusted number of shares of such stock included in the SPX, and the denominator of which is the divisor, which is described more fully below.

The SPX is also sometimes called a “base-weighted index” because of its use of a divisor. The “divisor” is a value calculated by the Index sponsor that is intended to maintain conformity in index values over time and is adjusted for all changes in the index stocks’ share capital after the “base date.” The level of the SPX reflects the total market value of all index stocks relative to the index’s base date of 1941-43. The Index sponsor set the base value of the SPX on the base date at 10.

Maintenance of the SPX

In order to keep the SPX comparable over time, the Index sponsor engages in an index maintenance process. The SPX maintenance process involves changing the constituents, adjusting the number of shares used to calculate the SPX, monitoring and completing the adjustments for company additions and deletions, adjusting for stock splits and stock dividends and adjusting for other corporate actions.

Divisor Adjustments

The two types of adjustments primarily used by the Index sponsor are divisor adjustments and adjustments to the number of shares (including float adjustments) used to calculate the SPX. Set forth below is a table of certain corporate events and their resulting effect on the divisor and the share count. If a corporate event requires an adjustment to the divisor, that event has the effect of altering the market value of the affected index stock and consequently of altering the aggregate market value of the index stocks following the event. In order that the level of the SPX not be affected by the altered market value (which could be an increase or decrease) of the affected index stock, the Index sponsor derives a new divisor by dividing the post-event market value of the index stocks by the pre-event index value, which has the effect of reducing the SPX’s post-event value to the pre-event level.

Constituent Changes

Constituent changes are made on an as-needed basis and there is no schedule for constituent reviews. Constituent changes are generally announced one to five business days prior to the change. Relevant criteria for additions to the SPX that are employed by the Index sponsor include an unadjusted market capitalization of $20.5 billion or more (as of January 2, 2025), adequate liquidity, reasonable price, U.S. domicile, listing on a major exchange, public float of 50% or more, industry sector, financial viability and, for IPOs, a seasoning period of six to twelve months. Stocks are deleted from the SPX when they are involved in mergers, acquisitions or significant restructurings such that they no longer meet the inclusion criteria, and when they violate one or more of the inclusion criteria. Companies that experience a trading halt may be retained or deleted in the Index sponsor’s discretion. The Index sponsor evaluates additions and deletions with a view to maintaining Index continuity.

Market Index Target-Term Securities®	TS-10

Market Index Target-Term Securities® Linked to a Domestic Equity Index Basket, due March 29, 2030

Changes to the Number of Shares of a Constituent

The index maintenance process also involves tracking the changes in the number of shares included for each of the index companies. The timing of adjustments to the number of shares depends on the type of event causing the change, public availability of data, local market practice, and whether the change represents more than 5% of the float-adjusted share count. Changes as a result of mergers or acquisitions are implemented as soon as reasonably possible, regardless of the size of the change to the number of shares. At the Index sponsor’s discretion, however, de minimis merger and acquisition changes may be accumulated and implemented with the updates made at the quarterly share updates as described below.

Changes that result from other corporate actions will be implemented as soon as practicable if the change to the float-adjusted share count is more than 5%. For smaller changes, on the third Friday of the last month in each calendar quarter, the Index sponsor updates the share totals of companies in the SPX as required by any changes in the float-adjusted number of shares outstanding. The Index sponsor implements a share freeze the week leading up to the effective date of the quarterly share count updates. During this frozen period, shares are not changed except for certain corporate action events (merger activity, stock splits, rights offerings and certain share dividend payable events). After the float-adjusted share count totals are updated, the divisor is adjusted to compensate for the net change in the total market value of the SPX. In addition, any changes over 5% in the current common shares outstanding for the index companies are carefully reviewed by the Index sponsor on a weekly basis, and when appropriate, an immediate adjustment is made to the divisor.

In addition, the SPX is float-adjusted, meaning that the share counts used in calculating the SPX reflect only those shares available to investors rather than all of a company’s outstanding shares. To this end, the Index sponsor defines three groups of shareholders whose holdings are presumed to be for control, rather than investment purposes. The groups are:

●holdings by other publicly traded corporations, venture capital firms, private equity firms, or strategic partners or leveraged buyout groups;

●holdings by government entities, including all levels of government within the United States or foreign countries, except for pension and retirement funds; and

●holdings by current or former officers and directors of the company, funders of the company, or family trusts of officers, directors or founders. Second, holdings of trusts, foundations, pension funds, employee stock ownership plans or other investment vehicles associated with and controlled by the company.

In the case that any of these control groups hold 5% or more of a company’s stock, the shares of all three groups will be excluded from the float-adjusted share count to be used in Index calculations.

For each stock an Investable Weight Factor (“IWF”) is calculated:

IWF = (available float shares)/(total shares outstanding)

where available float shares is defined as total shares outstanding less shares held in one or more of the three groups listed above (subject to the 5% threshold).

Adjustments for Corporate Actions

There are a large range of corporate actions that may affect companies included in the SPX. Certain corporate actions require the Index sponsor to recalculate the share count or the float adjustment or to make an adjustment to the divisor to prevent the value of the SPX from changing as a result of the corporate action. This helps ensure that the movement of the SPX does not reflect the corporate actions of individual companies in the SPX. Several types of corporate actions, and their related adjustments, are listed in the table below.

Corporate Action	Share Count Revision Required?	Divisor Adjustment Required?

Stock split	Yes – share count is revised to reflect new count.	No – share count and price changes are off-setting

Change in shares outstanding (secondary issuance, share repurchase and/or share buy-back)	Yes – share count is revised to reflect new count	Yes – divisor adjustment reflects change in market capitalization

Spin-off if spun-off company is not being added to the SPX	No	Yes – divisor adjustment reflects decline in index market value (i.e. value of the spun-off unit)

Spin-off if spun-off company is being added to the SPX and no company is being removed	No	No

Market Index Target-Term Securities®	TS-11

Market Index Target-Term Securities® Linked to a Domestic Equity Index Basket, due March 29, 2030

Spin-off if spun-off company is being added to the SPX and another company is being removed	No.	Yes – divisor adjustment reflects deletion
Special dividends	No.	Yes – calculation assumes that share price drops by the amount of the dividend; divisor adjustment reflects this change in index market value

Change in IWF	No	Yes – divisor change reflects the change in market value caused by the change to an IWF

Company added to or deleted from the SPX	No.	Yes – divisor is adjusted by the net change in market value

Rights offering	No.	Yes – divisor adjustment reflects increase in market capitalization (calculation assumes that offering is fully subscribed at the set price)

Disruptions due to Exchange Closure

When an exchange is forced to close early due to unforeseen events, such as computer or electric power failures, weather conditions or other events, the Index sponsor will calculate the closing level of the SPX based on (1) the closing prices published by the exchange, or (2) if no closing price is available, the last regular trade reported for each stock before the exchange closed. In all cases, the prices will be from the primary exchange for each stock in the SPX. If an exchange fails to open due to unforeseen circumstances, the SPX will use the prior day’s closing prices. If all exchanges fail to open, the Index sponsor may determine not to publish the SPX for that day.

Market Index Target-Term Securities®	TS-12

Market Index Target-Term Securities® Linked to a Domestic Equity Index Basket, due March 29, 2030

The following graph shows the daily historical performance of the SPX in the period from January 1, 2015 through March 6, 2025. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the closing level of the SPX was 5,738.52.

Historical Performance of the S&P 500® Index

This historical data on the SPX is not necessarily indicative of the future performance of the SPX or what the value of the notes may be. Any historical upward or downward trend in the level of the SPX during any period set forth above is not an indication that the level of the SPX is more or less likely to increase or decrease at any time over the term of the notes.

You should consult publicly available sources for the levels of the SPX.

License Agreement

S&P® is a registered trademark of Standard & Poor’s Financial Services LLC (“S&P”) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”). These trademarks have been licensed for use by S&P Dow Jones Indices LLC. “Standard & Poor’s®”, “S&P 500®” and “S&P®” are trademarks of S&P. These trademarks have been sublicensed for certain purposes by us. The SPX is a product of S&P Dow Jones Indices LLC and/or its affiliates and has been licensed for use by us for a fee.

The notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P or any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the SPX to track general market performance. S&P Dow Jones Indices’ only relationship to us with respect to the SPX is the licensing of the SPX and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors. The SPX is determined, composed and calculated by S&P Dow Jones Indices without regard to us, MLPF&S, BofAS or the notes. S&P Dow Jones Indices have no obligation to take our needs or the needs of holders of the notes into consideration in determining, composing or calculating the SPX. S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the equation by which the notes are to be converted into cash. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the notes. There is no assurance that investment products based on the SPX will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC is not an investment advisor. Inclusion of a security or futures contract within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security or futures contract, nor is it considered to be investment advice. Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the notes currently being issued by us, but which may be similar to and competitive with the notes. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the SPX. It is possible that this trading activity will affect the value of the notes.

S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE SPX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY US, MLPF&S, BOFAS, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE SPX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY

Market Index Target-Term Securities®	TS-13

Market Index Target-Term Securities® Linked to a Domestic Equity Index Basket, due March 29, 2030

HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND US, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

Market Index Target-Term Securities®	TS-14

Market Index Target-Term Securities® Linked to a Domestic Equity Index Basket, due March 29, 2030

The Dow Jones Industrial Average®

Publication of the INDU

Unless otherwise stated, all information on the INDU provided in this term sheet is derived from S&P Dow Jones Indices LLC. The INDU is a price-weighted index, which means an underlying stock’s weight in the INDU is based on its price per share rather than the total market capitalization of the issuer. The INDU is designed to provide an indication of the composite performance of 30 common stocks of corporations representing a broad cross-section of U.S. industry. The corporations represented in the INDU tend to be market leaders in their respective industries and their stocks are typically widely held by individuals and institutional investors.

The INDU is maintained by an Averages Committee comprised of three representatives of S&P Dow Jones Indices LLC and two representatives of The Wall Street Journal (“WSJ”). While there are no rules for component selection, a stock typically is added only if it has an excellent reputation, demonstrates sustained growth and is of interest to a large number of investors.

Unlike most other indices, which are reconstituted according to a fixed review schedule, constituents of the INDU are reviewed on an as-needed basis. Changes to the common stocks included in the INDU tend to be made infrequently, and the underlying stocks of the INDU may be changed at any time.

The INDU initially consisted of 12 common stocks and was first published in the WSJ in 1896. The INDU was increased to include 20 common stocks in 1916 and to 30 common stocks in 1928. The number of common stocks in the INDU has remained at 30 since 1928, and, in an effort to maintain continuity, the constituent corporations represented in the INDU have been changed on a relatively infrequent basis.

Computation of the INDU

The level of the INDU is the sum of the primary exchange prices of each of the 30 component stocks included in the INDU, divided by a divisor that is designed to provide a meaningful continuity in the level of the INDU. Because the INDU is price-weighted, stock splits or changes in the component stocks could result in distortions in the INDU level. In order to prevent these distortions related to extrinsic factors, the divisor is periodically changed in accordance with a mathematical formula that reflects adjusted proportions within the INDU. The current divisor of the INDU is published daily in the WSJ and other publications. In addition, other statistics based on the INDU may be found in a variety of publicly available sources.

The following graph shows the daily historical performance of the INDU in the period from January 1, 2015 through March 6, 2025. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the closing level of the INDU was 42,579.08.

Historical Performance of the Dow Jones Industrial Average®

This historical data on the INDU is not necessarily indicative of the future performance of the INDU or what the value of the notes may be. Any historical upward or downward trend in the level of the INDU during any period set forth above is not an indication that the level of the INDU is more or less likely to increase or decrease at any time over the term of the notes.

You should consult publicly available sources for the levels of the INDU.

License Agreement

S&P® is a registered trademark of Standard & Poor’s Financial Services LLC (“S&P”) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”). These trademarks have been licensed for use by S&P Dow Jones Indices LLC. Dow Jones®, DJIA®, The Dow® and INDU are trademarks of Dow Jones and have been licensed for use by S&P Dow Jones Indices LLC and

Market Index Target-Term Securities®	TS-15

Market Index Target-Term Securities® Linked to a Domestic Equity Index Basket, due March 29, 2030

its affiliates and sublicensed for certain purposes by us. The INDU is a product of S&P Dow Jones Indices LLC and/or its affiliates and has been licensed for use by us for a fee.

The notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P or any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the INDU to track general market performance. S&P Dow Jones Indices’ only relationship to us with respect to the INDU is the licensing of the INDU and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors. The INDU is determined, composed and calculated by S&P Dow Jones Indices without regard to us, MLPF&S, BofAS or the notes. S&P Dow Jones Indices have no obligation to take our needs or the needs of holders of the notes into consideration in determining, composing or calculating the INDU. S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the equation by which the notes are to be converted into cash. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the notes. There is no assurance that investment products based on the INDU will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC is not an investment advisor. Inclusion of a security or futures contract within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security or futures contract, nor is it considered to be investment advice. Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the notes currently being issued by us, but which may be similar to and competitive with the notes. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the INDU. It is possible that this trading activity will affect the value of the notes.

S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE INDU OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY US, MLPF&S, BOFAS, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDU OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND US, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

Market Index Target-Term Securities®	TS-16

Market Index Target-Term Securities® Linked to a Domestic Equity Index Basket, due March 29, 2030

Supplement to the Plan of Distribution

Under our distribution agreement with BofAS, BofAS will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.

MLPF&S will purchase the notes from BofAS for resale, and will receive a selling concession in connection with the sale of the notes in an amount up to the full amount of the underwriting discount set forth on the cover of this term sheet.

We will pay a fee to LFT Securities, LLC for providing certain electronic platform services with respect to this offering, which will reduce the economic terms of the notes to you. An affiliate of BofAS has an ownership interest in LFT Securities, LLC.

We will deliver the notes against payment therefor in New York, New York on a date that is greater than one business day following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than one business day prior to the settlement date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.

MLPF&S and BofAS may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these prices will include MLPF&S’s and BofAS’s trading commissions and mark-ups or mark-downs. MLPF&S and BofAS may act as principal or agent in these market-making transactions; however, neither is obligated to engage in any such transactions. At their discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S and BofAS may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes. Any price offered by MLPF&S or BofAS for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Basket and the remaining term of the notes. However, none of us, MLPF&S, BofAS or any of our respective affiliates is obligated to purchase your notes at any price or at any time, and we cannot assure you that we, MLPF&S, BofAS or any of our respective affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.

The value of the notes shown on your account statement produced by MLPF&S will be based on BofAS’s estimate of the value of the notes if BofAS or another of its affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that BofAS may pay for the notes in light of then-prevailing market conditions, and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.

The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding BNS or for any purpose other than that described in the immediately preceding sentence.

Market Index Target-Term Securities®	TS-17

Market Index Target-Term Securities® Linked to a Domestic Equity Index Basket, due March 29, 2030

Structuring the Notes

The notes are our unsecured senior debt securities, the return on which is linked to the performance of the Basket. As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our actual or perceived creditworthiness at the time of pricing. The internal funding rate we use in pricing the market-linked note is typically lower than the rate we would pay when we issue conventional fixed-rate debt securities of comparable maturity. This generally relatively lower internal funding rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, resulted in the initial estimated value of the notes on the pricing date being less than their public offering price.

At maturity, we are required to pay the Redemption Amount to holders of the notes, which will be calculated based on the performance of the Basket and the $10 per unit principal amount. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of its affiliates. The terms of these hedging arrangements are determined by seeking bids from market participants, including MLPF&S, BofAS and its affiliates, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Basket Components, the tenor of the notes and the tenor of the hedging arrangements. The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements.

BofAS has advised us that the hedging arrangements will include a hedging related charge of approximately $0.05 per unit, reflecting an estimated profit to be credited to BofAS from these transactions. Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by BofAS or any third party hedge providers.

For further information, see “Risk Factors—Conflict-Related Risks” beginning on page PS-12 and “Use of Proceeds and Hedging” on page PS-16 of product supplement EQUITY INDICES MITTS-1.

Market Index Target-Term Securities®	TS-18

Market Index Target-Term Securities® Linked to a Domestic Equity Index Basket, due March 29, 2030

Summary of Canadian Federal Income Tax Consequences

See “Supplemental Discussion of Canadian Federal Income Tax Consequences” in the EQUITY INDICES MITTS-1 product supplement. In addition to the assumptions, limitations and conditions described therein, such discussion assumes that no amount paid or payable to a Non-Resident Holder will be the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of paragraph 18.4(3)(b) of the Act.

Summary of U.S. Federal Income Tax Consequences

The U.S. federal income tax consequences of your investment in the notes are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the notes. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the notes, and the following discussion is not binding on the IRS. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion under “Material U.S. Federal Income Tax Consequences” in the product supplement EQUITY INDICES MITTS-1 and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein.

U.S. Tax Treatment. Pursuant to the terms of the notes, BNS and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize your notes as contingent payment debt instruments (“CPDI”) subject to taxation under the “noncontingent bond method”. If your notes are so treated, you should generally be required to report original issue discount (“OID”) or interest income based on the “comparable yield” and a "projected payment schedule" established by us solely for purposes of determining interest accruals and adjustments with respect to the notes. The noncontingent bond method will result in recognition of income prior to the receipt of cash.

In general, the comparable yield of a CPDI is equal to the yield at which we would issue a fixed rate debt instrument with terms and conditions similar to those of the CPDI, including the level of subordination, term, timing of payments, and general market conditions. In general, because similar fixed rate debt instruments issued by us are traded at a price that reflects a spread above a benchmark rate, the comparable yield is the sum of the benchmark rate on the original issue date and the spread. However, a special rule provides that the comparable yield may not be less than the “applicable federal rate” published by the Treasury.

In addition to the determination of a comparable yield, the noncontingent bond method requires the construction of a projected payment schedule. The projected payment schedule includes the projected amount for the contingent payment to be made under the CPDI, adjusted to produce the comparable yield. We have determined that the comparable yield for the notes is equal to 4.95% per annum, compounded semi-annually, with a projected payment at maturity of $12.80 based on an investment of $10.00. Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual contingent amount that we will pay on a note.

Based on this comparable yield, if you are an initial holder that holds a note until maturity and you calculate your taxes on a calendar year basis, we have determined that you would be required to report the following amounts as ordinary interest income from the note, not taking into account any positive or negative adjustments you may be required to take into account based on the actual payments on such note:

Accrual Period	Interest Deemed to Accrue During Accrual Period (per $10.00 Note)	Total Interest Deemed to Have Accrued From Original Issue Date (per $10.00 Note) as of End of Accrual Period
Settlement Date through September 13, 2025	$0.25	$0.25
September 13, 2025 through March 13, 2026	$0.25	$0.50
March 13, 2026 through September 13, 2026	$0.26	$0.76
September 13, 2026 through March 13, 2027	$0.27	$1.03
March 13, 2027 through September 13, 2027	$0.27	$1.30
September 13, 2027 through March 13, 2028	$0.28	$1.58
March 13, 2028 through September 13, 2028	$0.29	$1.87
September 13, 2028 through March 13, 2029	$0.29	$2.16
March 13, 2029 through September 13, 2029	$0.30	$2.46
September 13, 2029 through March 13, 2030	$0.31	$2.77
March 13, 2030 through Maturity Date	$0.03	$2.80

Market Index Target-Term Securities®	TS-19

Market Index Target-Term Securities® Linked to a Domestic Equity Index Basket, due March 29, 2030

A U.S. holder of the notes is required to use our projected payment schedule to determine its interest accruals and adjustments, unless such holder determines that our projected payment schedule is unreasonable, in which case such holder must disclose its own projected payment schedule in connection with its U.S. federal income tax return and the reason(s) why it is not using our projected payment schedule.

If the actual amount of the contingent payment at maturity is different from the amount reflected in the projected payment schedule, a U.S. holder is required to make adjustments in its OID accruals under the noncontingent bond method described above when that amount is paid. An adjustment arising from the contingent payment made at maturity that is greater than the assumed amount of such payment is referred to as a “positive adjustment”; an adjustment arising from the contingent payment at maturity that is less than the assumed amount of such payment is referred to as a “negative adjustment”. Any positive adjustment for a taxable year is treated as additional OID income of the U.S. holder. Any net negative adjustment reduces any OID on a note for the taxable year that would otherwise accrue. Any excess is then treated as a current-year ordinary loss to the U.S. holder to the extent of OID accrued in prior years.

In general, a U.S. holder’s basis in a note generally will equal the cost of the note, increased by the amount of OID previously accrued by such holder with respect to the note. Gain upon a sale, exchange, redemption, retirement, or other disposition of the notes generally is treated as ordinary income. Loss, on the other hand, is treated as ordinary loss to the extent of the U.S. holder’s prior net OID inclusions (i.e., reduced by the total net negative adjustments previously allowed to the U.S. holder as an ordinary loss) and capital loss to the extent in excess thereof. However, the deductibility of a capital loss realized on the taxable disposition of a note is subject to limitations. Under the rules governing CPDIs, special rules would apply to a person who purchases notes at a price other than the adjusted issue price as determined for tax purposes.

A U.S. holder that purchases a note for an amount other than the public offering price of the note will be required to adjust its OID inclusions to account for the difference. These adjustments will affect the U.S. holder’s basis in the note. Reports to U.S. holders may not include these adjustments. U.S. holders that purchase notes at a price other than the issue price to the public should consult their tax advisors regarding these adjustments.

Investors should consult their tax advisors with respect to the application of the CPDI provisions to the notes.

Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that your notes should be treated in the manner described above.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.

Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their notes if they do not hold their notes in an account maintained by a financial institution and the aggregate value of their notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its notes and fails to do so.

Backup Withholding and Information Reporting. The proceeds received from a taxable disposition of the notes will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

Non-U.S. Holders. If you are a non-U.S. holder, subject to Section 871(m) of the Code and FATCA, discussed below, you should generally not be subject to U.S. withholding tax with respect to payments on your notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your notes if you comply with certain certification and identification requirements as to your non-U.S. status including providing us (and/or the applicable withholding agent) a properly executed and fully completed applicable IRS Form W-8. Subject to Section 897 of the Code and Section 871(m) of the Code, as discussed below, gain realized from a taxable disposition of the notes generally will not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by you in the U.S., (ii) you are a non-resident alien individual and are present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) you have certain other present or former connections with the U.S.

Section 897. We will not attempt to ascertain whether the issuer of any security included in any Basket Component would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the notes should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any such entity and/or the notes were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain realized by a non-U.S. holder in respect of the notes upon a taxable disposition (including cash settlement) of the notes to U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of any such entity as a USRPHC and/or the notes as USRPI.

Market Index Target-Term Securities®	TS-20

Market Index Target-Term Securities® Linked to a Domestic Equity Index Basket, due March 29, 2030

Section 871 (m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2027.

Based on the nature of the Basket Components and our determination that the notes are not “delta-one” with respect to any Basket Component or any stocks comprising any Basket Component, our special U.S. tax counsel is of the opinion that the notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the notes are set. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after the date the terms are set, it is possible that your notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the Basket Components, any stocks comprising any Basket Component or your notes, and following such occurrence your notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the notes under these rules if you enter, or have entered, into certain other transactions in respect of the Basket Components, any stocks comprising any Basket Component or your notes. If you enter, or have entered, into other transactions in respect of the Basket Components, any stocks comprising any Basket Component or your notes, you should consult your tax advisors regarding the application of Section 871(m) of the Code to your notes in the context of your other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the notes, you are urged to consult your tax advisors regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the notes.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders. A note may be subject to U.S. federal estate tax if an individual non-U.S. holder holds the note at the time of his or her death. The gross estate of a non-U.S. holder domiciled outside the U.S. includes only property situated in the U.S. Individual non-U.S. holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the notes at death.

FATCA. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their own advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their notes through a foreign entity) under the FATCA rules.

As mentioned above, alternative characterizations of the notes for U.S. federal income tax purposes are possible. Should an alternative characterization of the notes cause payments with respect to the notes to become subject to withholding tax, we (and/or the applicable withholding agent) will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts.

Both U.S. and non-U.S. holders should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction (including that of BNS).

Market Index Target-Term Securities®	TS-21

Market Index Target-Term Securities® Linked to a Domestic Equity Index Basket, due March 29, 2030

Validity of the Notes

In the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP, as special counsel to BNS, when the notes offered by this term sheet have been executed and issued by BNS and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the notes will be valid and binding obligations of BNS, enforceable against BNS in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Canadian law, Fried, Frank, Harris, Shriver & Jacobson LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by Osler, Hoskin & Harcourt LLP, Canadian legal counsel for BNS, in its opinion expressed below. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the notes, authentication of the notes and the genuineness of signatures and certain factual matters, all as stated in the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP dated October 9, 2024 filed with the SEC as Exhibit 5.3 to the Registration Statement on Form F-3 on October 9, 2024.

In the opinion of Osler, Hoskin & Harcourt LLP, the issue and sale of the notes has been duly authorized by all necessary corporate action of BNS in conformity with the Indenture, and when the notes have been duly executed, authenticated and issued in accordance with the Indenture, and delivered against payment therefor, the notes will be validly issued and, to the extent validity of the notes is a matter governed by the laws of the Province of Ontario or the federal laws of Canada applicable therein, will be valid obligations of BNS, subject to the following limitations (i) the enforceability of the Indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, preference, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the Indenture may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction; (iii) pursuant to the Currency Act (Canada) a judgment by a Canadian court must be awarded in Canadian currency and that such judgment may be based on a rate of exchange in existence on a day other than the day of payment; and (iv) the enforceability of the Indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the Indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein. In addition, this opinion is subject to customary assumptions about the Trustees’ authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated October 9, 2024, which has been filed as Exhibit 5.2 to BNS’s Form F-3 filed with the SEC on October 9, 2024.

Where You Can Find More Information

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. You should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S or BofAS toll-free at 1-800-294-1322.

"Market Index Target-Term Securities®" and "MITTS®" are registered service marks of Bank of America Corporation, the parent company of MLPF&S and BofAS.

Market Index Target-Term Securities®	TS-22